Part A: TaiAn Property Insurance Company

Part B: LAW Insurance Broker Comapnay Co., LTD

Part A hereby appoints Part B as broker to solicit the insurance business, and both parties agree to enter into the ways as follows:

Article 1 Solicitation

On the basis of interests of the insured, Part A agrees that Part B undertakes the insurance with Part A’s products.

The scope of business undertaken by Part B is as follows:

(1)	Part B contacts Part A for conclusion of an insurance contract for the interests of the insured. Part B and its solicitors shall interpret the products and clauses.
(2)	Collecting the application forms and the related documents, and forwarding them to Part A on the basis of time limit.
(3)	Part A shall appoint Part B to undertake other business in written depending on the development of business, but the remunerations shall be conferred by both parties. In case of failing to reach a consensus, Part B shall reject the appointed business.

Article 2 The term of contract

This contract becomes effective from 28th July 2010 to 28th July 2011.If both parties have no contra in written 30 days before the end of the period, it is deemed that the same conditions will be renewed for another one year, and so on.

Article 3 Attachment

Parties shall undertake the bylaw of the business with the documents as follows:

(1)	Memorandum:

The special clause signed for the products, the way of collaboration marketing, the rate of brokerage, and so on depending on the kinds of products for the duration of this contract.

(2)	Endorsement:

Modifications, updates or omissions of the content of this contract with the consents of parties for the duration of this contract. Endorsement is regarded as part of this contract. It has the priority if endorsement conflicts with the content of the contract.

(3)	Public Document:

A letter sent to Part B for the products and related administrative process, which are explained and undertaken by Part B. If it is difficult to be undertaken, parties shall discuss to adjust the contents.

(4)	Contact letter:

A letter sent to Part A for the query about the unclear or deficiency of the products and related administrative process. The effectiveness of contact letter is equal to that of public document.

(5)	Paction 、consent letter 、letter of commitment:

A special instrument stipulated by parties is regarded as part of this contract, and it has the priority.

Article 4 Remuneration

Part A shall pay the remuneration to Part B for the solicited policies insured by Part A. The brokerage obtained by Part B is stated in the memorandum.The necessity of adjusting the brokerage pursuant to the laws shall be notified Part B. The adjusted brokerage will not be traced to the insured policies solicited by Part B. The date of performance settlement is on the last workday in every month.The date of brokerage paid is on 15 the following month.The premium collected shall be delivered to Part A within the time limit, and Part B shall not deduct the brokerage in advance. If the premium is paid by check, the brokerage shall not be requested by Part B until the check is cashed. Part A shall offer the brokerage report to Part B, and Part B shall issue an invoice in full amount to Part A.

Article 5 Obligations of Part A

The obligations are as follows:

(1)	Part A offers the related documents and forms for the solicitation. Part A and its units shall provide Part B with everything it needs for solicitation.
(2)	Part A shall pay Part B for the business solicited by Part B on schedule under Article 4. Part A shall not offset or keep the brokerage for any reason.
(3)	Part A shall still perform the contract for the policies unexpired in case of the abrogation.
(4)	Part A shall supply the professional training to Part B, its solicitors and administrative staff for the solicitation as requested by Part B.
(5)	Part A shall not actively contact with Part B’s solicitors or clients without Part B’s consent.
(6)	Part A shall provide Part B with the names of who are responsible for the consultation, response and other business.
(7)	If the applicant solicited by Part B has not paid a overdue premium or made a renewal, Part A shall notify Part B in written in the event of surrender or default or 30 days before the policies are due.
(8)	Part A shall undertake business pursuant the Company Law, Insurance Law and related laws and regulations.
(9)	Part A shall not refuse the application from Part B unless Part A stops the sale of product or the contract is terminated.
(10)	If altering the products or modifying the rules of the underwriting, conservation, premium,and claim or stopping the sale of products, Part A shall notify Part B 30 days before the date of changing or stopping. The effective policies solicited by Part B shall be modified on favorable terms. Part A shall not prejudice the original rights and interests.

Article 6 Obligations of Part B

The obligations are as follows:

(1)	The signatory shall gain the qualification under Regulations Governing

Insurance Broker Article 25.

(2)	The Part B’s solicitors shall comply with Regulations Governing Insurance Agent. If the violation of regulations results in damage to Part A, Part B shall deal with it pursuant to the laws and regulations.
(3)	The premium receipts and policies kept by Part B shall be conducted in light of Part A’s prescriptions.
(4)	Part B shall not using Part A’s name on advertising or external propaganda without Part A’s written agreement.
(5)	Part B shall return all remunerations to Part A when the policies that Part B dealed with are null and void, revoked or rescinded because of violation of duty of disclosure.
(6)	Part B shall return all the premium receipts and other documents to Part A in the event of abrogation of the contract.

Article 7 Advertising promotion

Part B is entitled to designate Ad agency for the solicitation, but the designation and the advertisement shall be informed Part A for the consent. The cost arising from activities of the solicitation shall be notified Part A for the consent.

Article 8 The treatment of business conflict

Part A shall not refuse to quote. Part A shall not quote and contract with Part A’s staff or solicitors or the third party again.If the violation occurs, Part A shall still offer Part B the remuneration for failing to solicit the same case. If the condition of quote provided by Part A changes, it shall notify Part B first.

Article 9 Service of renewal

If the term of the product is under one year and the applicants agree the applicable clauses of renewal, Part A undertakes the renewal as follows:

(1)     If premium is paid by credit card or transfer, Part A shall debit onemonth before the term is due. In case the debit is done, the contract keeps on effectively. If the debit is not done, Part A shall debit for more two times before the term is due. In case the debit is done, the contract still keeps on effectively. If not so, the contract lapses at that time.

(2)     If premium is paid by cash or check, Part A shall offer Part B the list one month before the term is due and send the notification to applicants. If the applicants pay the premium within the time limit, the contract keeps on effectively.

Article 10 Effective date of document

Part A agrees that the effective date of document in based on the date on the seal of administrative assistant. The document is collected by part B pursuant to Article 1.

Article 11 Confidential Clause

Parties shall keep secrets on the content of the contract and other information of business. The above information shall not be disclosed or undertake beyond the scope of business without the other part’s written consent regardless of the contract due, rescinded or terminated. If the violation results in damage to the other party, it shall be responsible for the compensation.Part A shall take good care of information about the clients and prospects solicited by Part B, and comply with Computer-Processed Personal Data Protection Law. Part A shall not disclose the information to the third party in any way. If violating the regulation, Part A shall be responsible for the compensation to Part B. Otherwise, Part B shall be responsible for the compensation to Part A if all information about clients and prospects is disclosed.

Article 12 Policy Data

If Part B contacts Part A for conclusion of an insurance contract or undertakes every policy service, Part A agrees to offer Part B all information as follows:

(1)	applications and process of application or the completion of case.
(2)	Data of modification,conservation and their process of application or the completion of case.
(3)	Data of payment and record as well as its content.
(4)	Policy status
(5)	Data of remuneration
(6)	Items authorized by Part A.

Part B requests Part A in written to provide data for the specific purposes.

Article 13 The warrant of contract

If the same insured insures a new policy within 6 months after suspension, termination, paid-up, the reduction of the sum insured or deferment, Part B shall not be paid the brokerage of the first policy year. But as for the increase of premium, the calculation of brokerage follows the provisions as required.

Article 14 Prohibition of recruiting

Parties shall not enter into or offer the operational remunerations to those who are employed by the other party.

Article 15 Special agreement on business contact

Parties shall comply with Article 6 Section 2 under Regulations Governing the Administration of Soliciting, Underwriting and Claim.

Article 16 Dealing with the modification of company

Parties agree that the rights and obligations of the contract shall be notified company that is changed,dismissed,merged,hypothecated. The company shall accept all the obligations of the contract unconditionally.

When Part A disposes the policies solicited by Part B, the rights and interests of Part B and buyers shall not be injured. Part A shall be responsible for the compensation if negligence attributed to it results in the loss to Part B; Vice versa.

Article 17 Modification of contract

If parties modify the content of contract, the modification starts to be Implemented through their written consent.

Article 18 Person in charge, signatory and license renewed

If the person in charge or the authorized signatory of Part B fails to execute his duties for some reason, the successor shall accomplish the signature pursuant to the Agreement straight away. If the practising certificate of Part B is overdue, Part B should be suspended to take charge of Part A’s business. Part B shall not continue to solicit until the certificate is renewed and submitted to Part A for reference.

Article 19 Termination of contract

During this contract, if one party wants to dissolve this contract, it shall notify the other party in written 30 days in advance. After this contract dissolves or terminates, both parties should undertake their own rights and obligations of insurance rights which are signed before this contract till the limit time of those specific insurance contracts.

Article 20 Breach

When one party violates the regulations, the other party notifies to make improvements within a limited time period. The other party terminates this contract if the improvements are not accomplished. If the breach results in significant damage to one party, the other party terminates this contract. without consultation.

Article 21 The change of address

If changing the address, one party should notify the other party in written immediately. Otherwise the notification is sent to the address listed in the contract.

Article 22 Governing Law and Treatment of disputes

Actions arising from the contract, Taiwan Taiepi District Court of the first instance is deemed to be the court having jurisdiction.

Article 23 Copies of contract

The contract is served in bipartite. Each party hold one copy, and each copy shall be of equal authenticity.